Exhibit 10.1

EDGEMODE

EdgeMode Inc

Master Services Agreement

Version dated: 27th December 2024

Master Services Agreement	
Particulars	
Date	January 21, 2025
Service Provider	EdgeMode Inc (incorporated in Nevada with tax ID 47-4046237) whose registered office is at 110, East Broward Blvd, Fort Lauderdale, FL 33301
Service Provider's E-mail Address	simon@edgemode.io
Customer	CUDO Ventures LTD (incorporated in the United Kingdom with registration number 110 65 412) whose registered office is at 128 City Road, LONDON, EC1V 2NX, United Kingdom
Customer's E-mail Address	finance@cudoventures.com
Invoicing Address	finance@cudoventures.com
Laws of Country Governing this MSA	U.S, Florida

Signed for the Service Provider by:		**Signed for the Customer by:**	
Authorised Signatory	Simon Wajcenberg	**Authorised Signatory**	David Bell David Bell (Jan 24, 2025 09:45 GMT)
Print Name	Simon Wajcenberg	**Print Name**	David Bell
Print Position	CFO	**Print Position**	CFO
Date	January 21, 2025	**Date**	January 21, 2025

Confidential EdgeMode Inc Master Services Agreement Version dated: 27th December 2024 1 1.1 DEFINITIONS & INTERPRETATION In this Master Services Agreement, capitalised terms shall mean as set out below : Ancillary Services means any ad hoc services or services that are contained in and can be ordered from the Customer Handbook (in relation to data centre services) or as otherwise agreed in writing between the parties from time to time and that are ancillary or complementary and are linked to the Services set - out in a Services Schedule and are ordered through an Order Form for such Ancillary Services ; CPI means : (i) in respect of where an Order is signed subject to the laws of Florida, the Consumer Price Index published by United Kingdom or any official index replacing it ; or (ii) in respect of where an Order is signed subject to the laws of Florida, the Consumer Price Index published by United Kingdom ; Customer has the meaning given to it in the Particulars, or, in the case of an Order, the Group Company that is a party to the Order (where the party to it is different to the Customer under this MSA) ; Customer Equipment has the meaning given to it in the applicable Service Schedule ; Customer’s Address means the Customer’s registered office address stated as such in the Particulars above ; Customer’s E - mail Address means the Customer’s e - mail address stated as such in the Particulars ; Customer Handbook means the document of the same name setting - out how the Data Centre and Ancillary Services, services or Services are to be accessed, used and/ or (in the case of Ancillary Services) ordered, by users of the Data Centre (including the Customer) ; Data means all data, information, text, drawings, diagrams, images or sounds that are embedded in any electronic or tangible medium ; Data Centre means the data centre facility the address of which is stated in the Order ; Data Protection Laws means the General Data Protection Regulation (EU) 2016 / 679 (GDPR) ; Electricity Fee : has the meaning set out in the relevant Service Schedule ; Extended Term means the period set out in any Order, if any ; Fees means the fees for Services set out in any Order, or in the case of Ancillary Services as may be stipulated in the Customer Handbook, including Monthly Charges and One - Off Charges where defined in a Service Schedule ; Force Majeure Event means an event affecting the performance by a party of its obligations under this Master Services Agreement which is caused by acts, events, omissions, happenings or non - happenings beyond the reasonable control of the affected party including strikes, lockouts, pandemics or public health emergencies and other industrial disputes (except in relation to that party’s own staff), acts of terrorism, war, riot or civil commotion ; Group Company means any company which is for the time being : (i) in respect of where this MSA or an Order is signed subject to the laws of Florida, a subsidiary holding company or a subsidiary of such holding company or (ii) in respect of where this MSA or an Order is signed subject to the laws of Florida . Indexation Date means the date as the First Indexation Date in any Order and each anniversary of that date thereafter ; Initial Term means the period set out as such in any Order and commencing on the Service Commencement Date ; Intellectual Property Rights means patents, designs, trademarks and trade names (whether registered or unregistered), copyright and related rights, moral rights, database rights, know - how and all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future ; Master Services Agreement means these terms and conditions including the Particulars and all Orders and Service Schedules, the Rules & Regulations together with (if and to the extent applicable) any documents incorporated by reference or appended to an Order ; Monthly Charges means the monthly charges payable for the relevant Services as set out in the Order ; One - Off Charge means one - off fees described as such in the Order for the Services stated in the Order and payable at the times stated in the Service Schedule or in the Order ; Order means an ordering document for Services or Ancillary Services signed by both parties or by a Group Company of the Customer and/ or the Service Provider (as applicable) ; Order Term means, for each Order, the Initial Term and, where applicable, any Extended Terms ; Particulars means the “Particulars” set out on the first page and forming part of this Master Services Agreement; Rules & Regulations means the Service Providers code of conduct, rules, regulations, policies and procedures in the Customer Handbook and such other rules, regulations, policies and procedures relating to the Data Centre or its use provided to the Customer or available either on request or displayed within the Data Centre, or any revision of them made by the Service Provider and notified to the Customer from time to time (via email, the customer portal or displayed within the Data Centre) and includes any charges payable by the Customer for the provision of services and facilities specified in the same (other than in respect of the Services) . Any revision of the Rules & Regulations shall not reduce the performance of the Services or result in an increase to the Fees (but may result in an increase to the charges for Ancillary Services) unless agreed in writing between the parties ; Service Level has the meaning given to it in the applicable Service Schedule ; Service Media means sewers, drains, pipes, wires, cables, conduits and other conducting media ; Service Provider has the meaning given to it in the Particulars ; Service Provider’s Address means the Service Provider’s registered office address stated as such in the Particulars ; Service Provider’s E - mail Address means the Service Provider’s e - mail address stated as such in the Particulars ; Service Provider Procured Equipment means any equipment provided by Service Provider to Customer which is specifically identified as such in an Order ; Services means any services described in a Service Schedule and noted in an Order and/ or any Ancillary Services that may otherwise be agreed between the parties and noted in an Order . When “Services” is used within a Service Schedule, it means the particular services in that Service Schedule including the detailed description in Annex 1 to that Service Schedule ; Service Commencement Date means any date stated as such in any Order ; Service Schedule means a document attached to an Order (and any Annexes to it) which contains a description of the relevant Services and any additional related terms and conditions ; Telehousing means small unmanned data centres strategically located in Bulk Fiber Networks fiber infrastructure, where customers and partners may install amplifiers, distribution equipment and other technical equipment ; VAT means Value Added Tax and any similar tax substituted for it or levied in addition to it ; and Working Day means : (i) in respect of where this MSA or an Order is signed subject to the laws of Florida, any day which is not a Saturday, a Sunday or a bank or public holiday in Florida ; or (ii) in respect of where this MSA or an Order is signed subject to the laws of Florida, any day which is not a Saturday, a Sunday or a bank or public holiday in Florida References to Conditions, Orders, Service Schedules and Annexes are references to Conditions of this Master Services Agreement or Conditions of any Service Schedules, and Orders, Service Schedules and Annexes that form part of this Master Services Agreement . The headings of the Conditions, Service Schedules and/or Annexes are for reference only and shall not affect the interpretation or construction thereof . Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re - enacted . Use of the singular includes the plural and vice versa; use of any gender includes the other genders; any reference to persons includes natural persons and legal persons, including, but not limited to, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts, in each case whether or not having separate legal personality. Any phrase introduced by the terms including, include, in particular or 1.2 1.3 1.4 1.5 1.6

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EDGEMODE

EdgeMode Inc

Master Services Agreement

Version dated: 27th December 2024

any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and shall be construed to mean including without limitation.

1.7 Any reference to a certain document is a reference to that document as amended, varied, supplemented or renewed from time to time.

1.8 In the event of any ambiguity or conflict, the following order of precedence shall apply:

1.8.1 the Order but only then to the extent it is expressly stated to vary the Master Services Agreement;

1.8.2 then the terms and conditions set out in the Master Services Agreement above and below including the Particulars,

1.8.3 then the Service Schedules (and any Annexes to them),

1.8.4 then the Rules & Regulations,

1.8.5 lastly any documents incorporated by reference or appended to an Order

1.8.6 except to the extent that any special conditions are explicitly stated as amending any terms of the Master Services Agreement in an Order.

2 STRUCTURE OF AGREEMENT

2.1 From time to time the parties, or a Group Company of either or both of the parties (as applicable), may sign Orders for the provision of Services. In all instances, the entering into an Order by the Service Provider or one of its Group Companies shall be subject to the Service Provider being reasonably satisfied that the financial covenant strength of the Customer is sufficient for the Customer to comply with its obligations under the Order. All Orders will be subject to the terms of this Master Services Agreement above and below and any terms contained in the applicable Service Schedules and shall (together with the Rules & Regulations and any documents incorporated by reference or appended to an Order) be deemed incorporated into this Master Services Agreement to form one agreement between the parties. Each Order shall be a separate contract between the parties to it, incorporating the terms of this MSA but not incorporating the terms of any other Order.

2.2 Subject to **Conditions 8.1** and **14.2**, the terms of this Master Services Agreement apply to the exclusion of the applicability of any terms and conditions supplied by the Customer to the Service Provider or that accompany any purchase order or other ordinary document.

3 PROVISION OF SERVICES

3.1 In consideration of the Fees and subject to earlier termination in accordance with the terms of this Master Services Agreement the Service Provider will provide the Services from the relevant Service Commencement Date for the relevant Order Term in accordance with the terms of this Master Services Agreement.

3.2 The Service Provider shall provide the Services in accordance with this Master Services Agreement except to the extent that any service level agreement in a Service Schedule explicitly stipulates otherwise.

3.3 The Service Provider shall perform the Services with reasonable care and skill and in accordance with this Master Services Agreement but the Service Provider will not be in breach of this **Condition 3** as a result of any failure or interruption of any of the Services:

3.3.1 resulting from a Force Majeure Event, so long as the Service Provider uses its reasonable endeavours (given the circumstances) to remedy the same as soon as reasonably practicable after becoming aware of such circumstances; or

3.3.2 except for those Services which are subject to a Service Level, to the extent that the Services (or any of them) cannot reasonably be provided as a result of works of inspection, maintenance, support and/or repair or other works being carried out on the fiber network, fiber facility or at the Data Centre; or

3.3.3 resulting from a breach of the obligations of the Customer including failure to comply with the Rules & Regulations.

3.3.4 The Service Provider reserves the right to refuse access to the Data Centre or the Telehousing or remove from the Data Centre or the Telehousing any employees and sub-contractors of the Customer whose admission or presence is or would be in the reasonable opinion of the Service Provider detrimental to the security of the Data Centre or in respect of whom the Customer has failed in writing to request a right of access from the Service Provider and the Service Provider will not be responsible for the consequences of any such refusal or failure or delay by the Customer in notifying it of its access requirements.

3.4 Service Provider, at Customer's request pursuant to an Order, may provide Customer with equipment for use by Customer. Such equipment will be clearly described in the relevant Order. Under no circumstances shall the legal title to such equipment transfer to Customer unless such equipment is designated in the relevant Order as Service Provider Procured Equipment. Legal title to Service Provider Procured Equipment will transfer to Customer on receipt by Service Provider of the applicable One-Off Charge or, where the One-Off Charge is stated in the relevant Order to be payable in instalments, on payment of the last instalment of the One-Off Charge. In the event that the relevant Order is terminated or expires prior to the payment of the last instalment of the One-Off Charge, Customer shall immediately pay to Service Provider an amount equivalent to the balance of then unpaid instalments of the One-Off Charge.

4 CUSTOMER'S OBLIGATIONS

4.1 The Customer shall at its own cost apply for, possess and maintain any and all authorisations, licences, registrations, and/or permits which is required to enable it to conduct its business and to use the Services.

4.2 The Customer undertakes to and shall comply with:

4.2.1 the terms and/or conditions as set forth in any authorisations, licences or permits;

4.2.2 its obligations set out in any Service Schedule; and

4.2.3 the Rules & Regulations.

4.3 The Customer shall indemnify, keep indemnified, hold harmless and defend the Service Provider in respect of any loss, damage or expense (including legal fees) resulting from: (i) any damage to the Data Centre; (ii) any damage to the fiber; (iii) any damage to the Telehouse; (iv) claim brought by third parties relating to damage to, or destruction of, its tangible property in the Data Centre, which in either case is caused by the acts or omissions of the Customer, its employees, representatives, agents or contractors; or (v) in the case of Services provided under the Colocation Services Schedule (the **"CSS"**),any claim brought against the Service Provider by another user of the Data Centre or any liability of the Service Provider to pay service credits to a user of the Data Centre as a direct result of the Customer drawing power in excess of its Total Contracted Power (as defined under the CSS) and such excess power draw results in the Service Provider not having the capacity to provide the necessary power and resiliency to other users of the Data Centre .

4.4 Upon the expiry of the Order Term, or upon termination of this Master Services Agreement (including any Order) pursuant to the terms set out in **Condition 9**, Customer shall promptly return to Service Provider any equipment made available to Customer (other than Service Provider Procured Equipment, the title to which has passed to Customer in accordance with the terms of this Master Services Agreement) in compliance with the conditions of this Master Services Agreement.

4.5 Customer shall pay Service Provider the One-Off Charges as detailed in the applicable Order for the provision of the Service Provider Procured Equipment (if any) set out in that Order and in accordance with **Condition 4.4.**

5 FEES AND PAYMENT

5.1 The Customer shall pay the Fees for the Services with effect from the Service Commencement Date. Unless stated otherwise on the Order or in the Service Schedule with respect to Fees for particular elements of the Services, the Service Provider shall issue invoices monthly in advance of the first day of each calendar month. Unless stated otherwise in the Order, any charges for Ancillary Services shall be invoiced monthly in arrears.

5.2 The Customer shall pay all undisputed invoices, or all undisputed parts of invoices (as the case maybe) in full and cleared funds within 30 days of the date of the invoice.

5.3 If the Customer disputes an invoice or any element of it, it must, when disputing it provide clear and complete details as to why it does not consider that the invoice or any element of it is not due.

The parties will in good faith and expediently work to resolve any dispute concerning an invoice.

5.4 Any sums payable under this Master Services Agreement shall be paid in United States Dollars (unless a different currency is stated in the Order) to the relevant bank accounts as stated on the invoices for the same. The receipt of the payment and not its dispatch shall be decisive

Confidential EdgeMode Inc Master Services Agreement Version dated: 27th December 2024 for determining the payment time . The Fees shall be payable by banker’s standing order . The Service Provider may increase Fees on the Indexation Date each year by three per cent ( 3% ) or (if higher) the percentage increase in the UK CPI during the 12 months preceding that date (for which purposes the percentage increase in the CPS will be calculated using the figure for the CPI last published before the start of such 12 - month period and the figure for the UK CPI last published before the end of such 12 - month period), and may be subject to further increase in accordance with Condition 5 . 7 . The Service Provider may increase Fees at any time to include any reasonable charges, levies or taxes introduced by the government or any regulatory bodies that are applicable to the Services and the Service Provider shall notify the Customer of the same in writing no less than 30 days in advance of any such increase taking effect . If any sum due under this Master Services Agreement is not paid by the Customer by the due date, then (without prejudice to the Service Provider’s other rights and remedies) the Service Provider reserves the right to charge interest on such sums on a daily basis (after as well as before judgment) from the due date to the date of payment If any sum due under this Master Services Agreement is not paid by the Customer within 14 days of the due date then (without prejudice to the Service Provider’s other rights and remedies) the Service Provider reserves the right (subject to giving to the Customer not less than a further 7 days’ notice of its intention to do so) to deny the Customer access to the Data Centre or to the Services provided under this Master Services Agreement . All sums payable are exclusive of VAT or any other applicable tax or duty payable upon such sums that shall be added if appropriate at the rate prevailing at the relevant tax point . Deposit : Service provider shall designate the level of deposit required for any specific order via the service provider Order Form, with the amount calculated as a percentage of the contract value of the relevant Order(s) . This deposit may be used by service provider at the start of the contract for the purchase of hardware or other necessary expenditures associated with setting up the services . The deposit will roll over and remain applicable with each automatic renewal of the contract and will continue to be held until the final termination of the contract . In the event of contract termination, the deposit may be applied towards any outstanding amounts due, including the final month's payment, provided all outstanding fees are satisfied and there is compliance with the terms of this agreement . If the customer terminates the contract early, service provider reserves the right to retain the deposit to cover any incurred damages, outstanding payments, or other costs associated with the early termination . INDEMNITY For loss or damage suffered by Service Provider, Customer or any third party in connection with this Master Services Agreement, Order, Service Schedule or any Ancillary Service and Subject to Condition 8 (LIMITATION OF LIABILITY) the following shall apply ; (i) Service Provider shall be liable for property damage and bodily injury suffered by Customer in accordance with applicable tort law. (ii) Customer shall be liable for property damage and bodily injury suffered by Service Provider in accordance with applicable tort law. (iii) each party shall be liable for loss or damage suffered by a third party in accordance with applicable tort law. INSURANCE The Customer shall : give the Service Provider immediate notice on becoming aware of any event or circumstance which might affect or lead to a claim under the insurances referred to in Condition 7 . 1 and 7 . 2 ; not do anything which would or might prejudice or invalidate the insurance of the Data Centre, fibre network or any Telehousing or cause any premium for its insurance to be increased ; to pay to the Service Provider within 14 days of demand any increased premium and any costs and expenses incurred by the Service Provider as a result of a breach of Condition 7.2.2 ; maintain a property damage insurance providing coverage for physical damage to Customer Equipment and the Service Provider Procured Equipment for the full reinstatement value, unless the insurance is invalidated in whole or in part by any act or default of the 5.5 5.6 5.7 5.8 5.9 5.10 5.11 6 6.1 7 7.1 7.1.1 7.1.2 7.1.3 7.1.4 7.1.5 Service Provider ; maintain a general and products liability insurance providing coverage for third party property damage and bodily injury with a limit of € 5 , 000 , 000 (five million Euros, or an equivalent in another currency) per occurrence and in the annual aggregated ; and in respect of Conditions 7 . 2 . 4 and 7 . 2 . 5 to ensure that the required insurance is valid in the country in which the Data Centre is located and shall provide to the Service Provider a copy of the insurance policy or a certificate of insurance evidencing that its insurance requirements have been complied with . 6 . 3 All insurances as required in Conditions 7 . 1 shall be kept in force for the duration of this Master Services Agreement and shall be placed with reputable and substantial insurers . LIMITATION OF LIABILITY This Condition 8 sets out the maximum liability of the parties (including any liability for the acts and omissions of its employees, agents and sub - contractors) to each other under or in connection with this Master Services Agreement and/or an Order and/or a Service Schedule (as the case may be) howsoever arising (including as a result of negligence, pursuant to an indemnity or any breach of its obligations under this Master Services Agreement for breach of statutory duty or otherwise), but nothing in this Master Services Agreement shall exclude or limit the parties’ liability for (i) death or personal injury (ii) 7.1.6 7.1.7 7.2 8 8.1 losses incurred based on the other party’s fraudulent misrepresentation, and (iii) for losses incurred by one party based on the other party’s gross negligence or wilful misconduct . Neither party shall be liable to the other for: loss of contracts; loss of reputation and/or goodwill; or loss of profit, loss of revenue, loss of anticipated savings and/or loss of business; or loss of or damage or destruction of Data; or indirect, consequential or special loss, damage or liability even if such loss or damage was reasonably foreseeable . Subject to Conditions 8 . 1 and 8 . 2 , the total liability of each party to the other and sub - contractors to each other under or in connection with and Order howsoever arising (including as a result of negligence, pursuant to an indemnity or any breach of its obligations under this Master Services Agreement, for breach of statutory duty or otherwise) for each set of Services performed under a Service Schedule under any Order in any period of 12 months shall not exceed 125 % of the Fees payable by the Customer during such period of 12 months for the relevant Services under that Order (excluding any Electricity Fees where specified in a Service Schedule) . Subject to Conditions 8 . 1 and 8 . 2 the total liability of each party to the other under or in connection with any Ancillary Services howsoever arising (including as a result of negligence, pursuant to an indemnity or any breach of its obligations under this Master Services Agreement, for breach of statutory duty or otherwise) for each set of Ancillary Services performed in any period of 12 months shall not exceed 125 % of the charges payable by the Customer during such period of 12 months for the relevant Ancillary Services . Without prejudice to Conditions 8 . 3 and 8 . 4 (and subject to Conditions 8 . 1 and 8 . 2 ) the total liability of each party to the other under this Master Services Agreement shall not exceed € 50 , 000 (fifty thousand Euros, or the equivalent in the currency of the country where the Data Centre is and as calculated on oanda . com) . For the purpose of this Condition 8 . 5 only, reference to Master Services Agreement does not include any Orders, Service Schedules and Annexes . The Customer acknowledges that given the nature of the Data Centre and the Services and its own obligations under this Master Services Agreement, it is reasonable for the Service Provider to exclude or limit its liability as set out in this Condition 8 . 8.2 8.2.1 8.2.2 8.2.3 8.2.4 8.2.5 8.3 8.4 8.5 8.6 9 9.1 TERM AND TERMINATION This Master Services Agreement (but disregarding, for the purpose of this Condition, any Orders) shall commence on the date of signature and continue unless and until either terminated with the agreement of both parties or, where there are no Orders then in force, upon service of 90 days’ notice in writing by either party . Termination of this Master Services Agreement shall not automatically terminate all Orders then in force, which shall continue subject to their own terms unless agreed otherwise by the parties in writing . 9.2

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EDGEMODE
EdgeMode Inc
Master Services Agreement
Version dated: 27th December 2024

Termination or expiry of any Order shall not affect or terminate any other existing Orders which shall continue in full force and effect, unless stated otherwise in any Order.

9.3 Either party may immediately terminate this Master Services Agreement without payment of compensation or other damages caused to the other solely by such termination by giving notice to the other if any one or more of the following events happens:

9.3.1 the other party commits a material breach of any of its obligations under this Master Services Agreement that is incapable of remedy; or

9.3.2 the other party fails to remedy, where it is capable of remedy, any breach of its obligations under this Master Services Agreement (save as to payment) within a period of 30 days after having been required in writing to remedy or desist from such breach; or

9.3.3 the other party calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or a resolution is passed by the directors of the other party to seek a winding up or administration order, or the other party is the subject of a petition for a winding up order, or an application, notice of intention or other step to appoint an administrator, or has an administrative receiver or receiver appointed over all or any part of its business, undertaking, property or assets.

9.4 Each Order shall come into force on the date of the signature of the same by the Service Provider and the Customer (whichever shall be the later) and shall continue for the Initial Term.

9.5 At the end of Initial Term each Order shall expire unless it is otherwise stated in the Order to continue for an Extended Term commencing on the day after the expiry of the Initial Term or (as the case may be) each Extended Term provided that either the Service Provider or the Customer may elect for that Order to terminate on the expiry of the Initial Term or (as the case may be) each Extended Term by giving notice in writing to the other not less than 90 days before the expiry of the Initial Term or (as the case may be) the relevant Extended Term.

9.6 Either party may immediately terminate an Order without payment of compensation or other damages caused to the other solely by such termination by giving notice to the other if any one or more of the following events happens:

9.6.1 the other party fails to pay any sum payable under the Order within 14 days of the due date for payment in accordance with this Master Services Agreement, subject to the party seeking to terminate having given the defaulting party not less than 14 days' further notice of its intention to terminate; or

9.6.2 the other party commits a material breach of any of its obligations under the Order that is incapable of remedy; or

9.6.3 the other party fails to remedy, where it is capable of remedy, any breach of its obligations under the Order (save as to payment) within a period of 30 days after having been required in writing to remedy or desist from such breach.

9.7 Termination of this Master Services Agreement or any Order shall be without prejudice to the other rights and remedies of either party both under this Master Services Agreement and at law.

10 FORCE MAJEURE

10.1 If any party is affected by a Force Majeure Event the affected party shall:

10.1.1 promptly notify the other parties of the Force Majeure Event;

10.1.2 keep that party informed of their continuance and of any relevant change of circumstances whilst such Force Majeure Event continues; and

10.1.3 take reasonable steps to overcome the effects of the Force Majeure Event (except that this shall not require either party to settle industrial disputes or other claims on unreasonable terms).

10.2 Subject to **Condition 10.1**, a Force Majeure Event shall not entitle either party to terminate this Master Services Agreement and neither party shall be in breach of this Master Services Agreement, or otherwise liable to the other, by reason of any delay in performance or non-performance of any of its obligations due to such Force Majeure Event and the date for performance of the obligations affected (except for payment) will be deemed suspended only for a period equal to the delay caused by such Force Majeure Event.If the party affected by a Force Majeure Event fails to comply with its obligations under this **Condition 10** then no relief as set out in this Condition shall be available to it and the obligations of each party shall continue in force.

10.3 If (and so long as) a Force Majeure Event continues, then the Fees, or a fair proportion of the Fees according to the nature and extent of the Services the provision of which is prevented by the Force Majeure Event, will be suspended (and for the avoidance of doubt, no Fees shall be deemed to accrue during the suspension period).

10.4 If (and so long as) a Force Majeure Event continues for more than 3 months, then the Customer may terminate the affected Services solely by such termination by giving 30 days' notice in writing to the Service Provider.

11 INTELLECTUAL PROPERTY RIGHTS

11.1 This Master Services Agreement shall not be deemed to assign to any party any Intellectual Property Rights belonging to the other.

11.2 Each party retains all of its own Intellectual Property Rights, whether owned or licensed, in any documents, data, text, trade marks, brands, logos, information, specifications, drawings or other materials as one party may provide to the other parties from time to time.

11.3 No party may use the trade mark or logo of the other parties except with the prior written permission of the other parties.

12 CONFIDENTIALITY

12.1 Each party undertakes and shall ensure that it will not use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required by law or any legal or regulatory authority, any and all Confidential Information. **Confidential Information** for the purposes of this Condition means all information in any medium or format (written, oral, visual or electronic, and whether or not marked or described as "confidential"), together with all reproductions (hard copy or electronic), extracts, summaries or analyses of such information in any medium or format made by or on behalf of any party, which relates to a party (the **Disclosing Party**), to a Group Company, or to its (or its Group Companies') employees, officers, customers or suppliers, and which is directly or indirectly disclosed by the Disclosing Party to the other party (the **Recipient Party**) in the course of their dealings relating to this Master Services Agreement, before or after the date of this Master Services Agreement. Furthermore, the Recipient Party acknowledges that the Disclosing Party may also disclose Confidential Information to banks and lenders for the purpose of obtaining financial services or support as necessary for the performance of this Master Services Agreement (whereas the Recipient Party must ensure that the banks/lenders are bound by similar or stricter confidentiality obligations and responsibilities as those set out in this Agreement in order to facilitate the business purpose). Each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any Confidential Information concerning such matter. However, the following information is not Confidential Information for the purposes of this Master Services Agreement; information which:

12.1.1 is in the public domain other than as a result of breach of this Master Services Agreement or any separate confidentiality undertaking between the parties;

12.1.2 the Recipient Party received, free of any obligation of confidence, from a third party which itself was not under any obligation of confidence in relation to that information;

12.1.3 was developed or created independently by or on behalf of the Recipient Party or any Group Company of the Recipient Party;

12.1.4 is obtainable from a commercially available source; or

12.1.5 is disclosed pursuant to an administrative or judicial action or pursuant to law.

12.2 The Customer will not use any trademark, service mark or trade name (whether registered or not) of the Service Provider or Group Companies of the Service Provider or publish any press releases regarding this Master Services Agreement without the prior written consent of the Service Provider.

12.3 The Service Provider may refer to the Customer as being a customer of the Service Provider in any oral marketing or sales communications or presentations with or to third parties. If the Service Provider wishes to refer in writing to the Customer as being a customer of the Service Provider in any sales or marketing communications with third parties it shall request approval to do sofrom the Customer, which approval the Customer shall not unreasonably withhold or delay.

13 ASSIGNMENT AND SUBCONTRACTING

13.1 This Master Services Agreement is personal to the Customer and the

EdgeMode Inc
Master Services Agreement
Version dated: 27th December 2024

Customer shall not, other than as is permitted under this **Condition 13.1**, assign, novate, transfer, sub-contract, sub-license or otherwise part with this Master Services Agreement or any of its rights or obligations under this Master Services Agreement to any third party without the prior written consent of the Service Provider. The Customer may assign the benefit of this Master Services Agreement and/or novate this Master Services Agreement to any Group Company provided that such Group Company has first sought and obtained approval in writing from the Service Provider for the same and on the basis that, in the reasonable opinion of the Service Provider, the Group Company has sufficient financial covenant strength to fulfil its obligations under this Master Services Agreement or any relevant Order and is of good repute.

13.2 The Service Provider may assign the benefit of this Master Services Agreement and/or novate this Master Services Agreement to any third party by way of a novation agreement in such form as may be reasonably required by the Service Provider and the parties hereby agree to enter into and execute such novation agreement and/or any other documentation reasonably required by the Service Provider to give effect to this Condition.

13.3 The Service Provider may sub-contract all or any of its respective obligations under this Master Services Agreement, provided that if it sub-contracts any of its respective obligations under this Master Services Agreement, it shall not be relieved of any of its liabilities or obligations under this Master Services Agreement by entering into any sub-contract and the Service Provider accepts liability for the acts and omissions of any sub-contractor as fully as if they were the acts or omissions of the Service Provider.

14 GENERAL

14.1 This Master Services Agreement contains the entire agreement and understanding between the parties in relation to their subject matter.

14.2 Each of the parties acknowledges that in entering into this Master Services Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for in this Master Services Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Master Services Agreement will limit or exclude either party's liability for fraudulent misrepresentation.

14.3 If at any time any part of this Master Services Agreement (including any one or more of the Conditions of this Master Services Agreement or any part of one or more of these Conditions) is held to be unenforceable for any reason under any applicable law, the same shall be deemed omitted from this Master Services Agreement and the validity of the remaining provisions of this Master Services Agreement shall not in any way be affected or impaired as a result of that omission.

14.4 The failure on the part of either party to exercise, or any delay in exercising, any right or remedy hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or future exercise thereof or the exercise of any other remedy granted thereby or by any related document or by law.

14.5 Nothing in this Master Services Agreement is intended to or shall operate to create nor shall be deemed to create any partnership, joint understanding or joint venture between the Service Provider and the Customer or to authorise the Customer to act as agent of the Service Provider, and the Customer shall have no authority to act in the name or on behalf of the Service Provider or to bind the Service Provider in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

14.6 All warranties, conditions, terms and representations not set out in this Master Services Agreement, whether implied by statute or otherwise, are excluded to the extent permitted by law.

14.7 No third party shall have the benefit of or the right to enforce any term of this Master Services Agreement.No purported variation or alteration to this Master Services Agreement shall be effective unless it is in writing signed by both parties.

14.8 Each Party undertakes that it has not committed an offence under Sections 1, 2, 6 or 7 of the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 (**Bribery Offence**).

14.9 Each Party agrees that it:

14.9.1 has in place, and shall maintain adequate procedures designed to prevent persons associated with it (including an employee, sub-contractor or agent or other third party working on behalf of it or any Group Company) (an **Associated Person**) from committing a Bribery Offence; and

14.9.2 shall comply with the UK Bribery Act 2010, US Foreign Corrupt Practices Act of 1977 and chapter 26 of the Norwegian Criminal Act and shall not, and shall procure that no Associated Person shall, commit any Bribery Offence or any act which would constitute a Bribery Offence.

15 NOTICES

15.1 Any notice required or authorised by this Master Services Agreement must be in writing.

15.2 Notices served under this Master Services Agreement shall be validly addressed and served if they expressly refer to this Master Services Agreement and are sent by registered post to the other party's address (as set out in the Particulars) or by e-mail to the Service Provider's E-mail Address or Customer's Email Address as relevant or such other address in Florida or Florida or e-mail address as a party shall notify in writing to the other.

15.3 An automated response to a notice sent by e-mail that the e-mail has not reached the intended recipient, or that the recipient is out of the office or some other error message received by the serving party in response to a notice sent by e-mail is sufficient to show that the e-mail notice has not been received and shall invalidate the service of any e-mail notice.

15.4 Unless the actual time of receipt is proved, a notice or document sent by registered post is to be treated as having been received 2 Working Days after the date of posting.

16 DISPUTE RESOLUTION PROCEDURE

16.1 If a dispute arises out of or in connection with this Master Services Agreement or the performance, validity or enforceability of it, then:

16.1.1 either party may call a meeting of the parties by giving not less than 14 days' written notice to the other, and each party shall procure that an authorised representative attends all such meetings;

16.1.2 those attending the relevant meeting shall use all reasonable endeavours to resolve the dispute. If the meeting fails to resolve the dispute within 14 days of its being referred to it, either party may refer the dispute to the Chairmen or Chief Executives of the parties by notice in writing, who shall co-operate in good faith to resolve the dispute as amicably as possible within 14 days of the dispute being referred to them;

16.1.3 if the Chairmen or Chief Executives fail to resolve the dispute in the allotted time, the parties may within that period agree in writing to enter into an alternative dispute resolution procedure with the assistance of a mediator agreed by the parties or, in default of such agreement, in accordance with the ICC International Court of Arbitration; and

16.1.4 if the parties reach a settlement, such settlement shall be reduced to writing and, once signed by a duly authorised representative of each of the parties, shall be and remain binding on the parties.

16.2 The parties shall bear their own legal costs of complying with **Condition 16**, but the costs and expenses of mediation shall be borne by the parties equally.

17 LAW & JURISDICTION

17.1 This Master Services Agreement and any disputes arising out of or in connection with it whether in contract, tort (including negligence), breach of statutory duty or otherwise will be governed by and construed in accordance with the laws of the country stated in the Particulars above.

17.2 If a dispute is not resolved through negotiations or mediation within 8 weeks after negotiations or mediation are initiated, each party may require the dispute to be resolved with final effect before: (i) in respect of where this MSA or an Order is signed subject to the laws of Florida, the Florida courts of law.

18 DATA PROTECTION

18.1 Both parties agree that neither party is a data processor of the other's personal data but both act as data controllers and shall comply with their respective obligations at law as data controllers.

18.2 Unless a data processing agreement has been entered into between the parties, the Customer agrees that is responsible for ensuring that it will

Confidential EdgeMode Inc Master Services Agreement Version dated: 27th December 2024 not disclose or otherwise expose the Service Provider to the Customer’s Personal Data (Personal Date as defined in the Data Protection Laws) in the course of the Services or otherwise under this Master Services Agreement .

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EdgeMode Inc Colocation Services Schedule Version dated: 27th December 2024 . Signed for the Customer by Signed for the Service Provider by David Bell David Bell (Jan 24, 2025 09:45 GMT) Authorised Signatory Authorised Signatory David Bell Print Name Simon Wajcenberg Print Name CFO Print Position CFO Print Position January 21, 2025 Date January 21, 2025 Date Special Terms Deposit + 1st Months rent payable on signing = $303,548.72 Monthly pricing excludes electricity consumption. Electricity fees are passed through at a variable base cost x PUE + admin charge capped at 5%. The average total cost for electricity over the past 6 months has been $0.075 per KW hour. The annual minimum fee increase of 3% is waived for the first 3 years of this agreement. The annual CPI increase will be capped at 2% for the first 3 years of this agreement and capped at 5% for the final 2 years. This order is for the colocation of SingularityNet's 1st modular datacenter container from Ecoblox. This order excludes the following services: 1. Layer 2 or Layer 3 network connectivity costs 2. Professional Services for the physical and logical installation of the server, storage and network nodes 3. Managed Service for the ongoing monitoring and management of the infrastructue environment Smart hands engineering support will be charged at the rate of $130/hour. The hourly rate will be increased by 50% for evening and weekend (7.00 PM - 8.00am)

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EdgeMode Inc Colocation Services Schedule Version dated: 27th December 2024 1 DEFINITIONS In this Service Schedule, capitalised terms shall be given the meanings as set out in the Master Services Agreement and/or as set out below : Additional Space means the part or parts, if any, of the Data Centre (other than the Data Hall or any other data hall, colocation space or technical space) used for storage or other purposes ancillary to the Customer’s use of the Colocation Space and which is or are identified in the Order Form ; Additional Space Charges means the charges for the Additional Space (if applicable) ; Air Cooling Outage means the occurrence of a failure, following the Grace Period, to maintain the Air Cooling Service Level provided that at no time during the same period or within sixty (60) minutes prior to the commencement of such period shall the power draw by the Customer Equipment exceed the Total Contracted Power or Maximum Power Density ; Air Cooling Service Level has the meaning given to it in Annex 2 ; Base Build Works means the completion of the construction of the Data Centre and associated infrastructure such that the Service Provider is able to grant the rights to the Customer and provide the Services specified in the relevant Order ; Critical Outage means an Air Cooling Outage and/or a Power Outage ; Colocation Space means the part or parts of the Data Hall comprising the number and size of rack footprints or area with the dimensions set out in the Order and located in such other place or places within the Data Hall as the Service Provider shall from time to time designate pursuant to Condition 2 which are intended for use by the Customer, or hosting space for modular data centers as agreed between the Service Provider and the Customer ; Common Areas means all parts of the Data Centre from time to time provided for the common use of more than one of the occupiers of the Data Centre and their visitors including (without limitation) vehicular and pedestrian accesses, passages, stairways, circulation areas, lifts, escalators, loading bays, fire escapes, toilet facilities, storage areas, refuse collection and disposal areas and parking areas ; Completion Notice means the notice issued by the Service Provider in accordance with Condition 3 signifying completion of the Base Build Works ; Cross Connect means the patch cables linking the associated patch panels and links between two locations as specified in a Cross Connect Notice (being from the Colocation Space to the equipment of any third party in the Data Centre) and along such routes which the Service Provider shall designate ; Cross Connect Notice has the meaning given to it in Condition 6 ; Cross Connect One - Off Charge means the applicable one - off charge for the installation and provisioning of the Cross Connects as specified in the Cross Connect Notice or Order ; Cross Connect Recurring Charge means the applicable recurring charge for the use of the Cross Connect Route in which the Cross Connect specified in the Cross Connect Notice is installed and provided ; Cross Connect Right has the meaning given to it in Condition 6 ; Cross Connect Route means the installation of cables leading from the Colocation Space to the equipment of any third party in the Data Centre along such routes which the Service Provider shall designate ; Customer Equipment means the Customer cabinets or racking, telecommunications, information technology (including servers) and other equipment from time to time installed in the Colocation Space ; Data Hall means the hall or suite in which the Colocation Space is located ; Electricity Fee means the fees calculated in accordance with Annex 3 ; Grace Period means the first period of 60 (sixty) minutes following the temperature or humidity level being outside of the Air Cooling Service Level, Water Cooling Service Level or Humidity Service Level (as the case may be) that is, provided the temperature or humidity does not go above or below the relevant Service Level by more than 10 % of the relevant maximum or minimum figure, an allowable tolerance and during which no Air Cooling Outage, Water Cooling Outage or Humidity Outage (as is applicable) is deemed to occur and no Service Credits are payable ; Handover Notice means the notice issued by the Service Provider signifying completion of the Installation Works in accordance with the Specification ; Humidity Outage means the occurrence of a failure, following the Grace Period, to maintain the Humidity Service Level provided that at no time during the same period or within sixty (60) minutes prior to the commencement of such period shall the power draw by the Customer Equipment exceed the Total Contracted Power or Maximum Power Density ; Humidity Service Level has the meaning given to it in Annex 2 ; Installation Works means the works of installations and additions to the Colocation Space carried out by or on behalf of the Service Provider at the entire cost of the Customer strictly in accordance with the Specification ; Master Services Agreement means the master services agreement between the parties to which the Order refers ; Maximum Power Density means the layout and densities of power both as an average and/or per rack footprint within the Colocation Space as agreed with the Service Provider from time to time in accordance with Condition 5 . 3 . 3 ; PDUs means the point on the electrical distribution system as designated by the Service Provider in the Order Form to serve the Customer Equipment ; Power Outage means the occurrence of a failure to maintain the Power Service Level ; Power Service Level has the meaning given to it in Annex 2 ; Service Commencement Date means the date stated as such in the Order or, where applicable and if later, the date of the Completion Notice ; Service Credits has the meaning given to it in Annex ; Service Interruption means the unavailability of a Service with the consequence that the Customer’s business at the Colocation Space is materially prejudiced or damaged ; Service Level means the service levels set out in Annex 2 ; Service Media means any conducting media and any associated apparatus for electricity, telecommunications or network infrastructure ; Target Date means (where the Base Build Works have not, as at the date of the relevant Order, been completed) the date specified as such in the Order ; Total Contracted Power means the maximum total amount of power draw permitted by all of the Customer Equipment installed in the Colocation Space stated as such in the Order ; Specification means (if any) the specification plans and documentation attached to the Order ; Water Cooling Outage means the occurrence of a failure, following the Grace Period, to maintain the Water Cooling Service Level provided that at no time during the same period or within sixty (60) minutes prior to the commencement of such period shall the power draw by the Customer Equipment exceed the Total Contracted Power or Maximum Power Density; Water Cooling Service Level has the meaning given to it in Annex; CUSTOMER’S RIGHTS Subject to the Customer paying the Monthly Charges, the One - Off Charges and any other sums due under this Service Schedule and to the Customer complying at all times with the terms and conditions of the Master Services Agreement and this Services Schedule the Service Provider hereby grants to the Customer with effect from the Service Commencement Date for the duration of the applicable Order Term the right : subject to Condition 4 . 8 , to install and retain the Customer Equipment in the Colocation Space and to use the same in accordance with Condition 5 . 5 ; subject to Condition 5 . 3 to connect into the power delivery point provided by the Service Provider for the purposes only of the provision of an electrical power supply to the Customer Equipment ; of access to and egress from the Colocation Space and to pass and repass at all times over the Common Areas ; to use Cross Connects installed in accordance with Condition 6 ; and use the Additional Space in accordance with Condition 13 Provided that Service Provider, except in cases of emergency, allows the Customer a reasonable opportunity (of no less than 2 Working 2 2.1 2.1.1 2.1.2 2.1.3 2.1.4 2.1.5 2.2

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2.3 Days) in which to itself correct any breach notified in writing to the Customer pursuant to **Condition** 2.1.3, the Customer accepts that the Service Provider shall be entitled to (itself or a via an authorised, valid third party):

2.3.1 disconnect or physically terminate or detach or remove cables laid by the Customer in breach of this Service Schedule and in particular in breach of **Condition 5.3** and the cost for disconnection and/or making good the area shall be reimbursed by the Customer on demand as a debt; and

2.3.2 (subject to giving to the Customer not less than a further 7 days' notice of its intention to do so) suspend the Customer's rights specified at **Condition** 2.1.3 if any sum due under this Service Schedule is not paid by the Customer within 14 days of the due date.

2.4 The Customer acknowledges and agrees that any rights conferred on the Customer by this Service Schedule are the rights of a licensee only. Nothing in this Service Schedule is intended to create any relationship of landlord and tenant between the Service Provider and the Customer.

3 SERVICE PROVIDERS WORKS

3.1 Where an Order specifies a Target Date, this shall indicate that the Base Build Works have yet to be completed and the provisions of this **Condition 3** shall then apply.

3.2 The Service Provider shall proceed diligently with completing the Base Build Works (or procure the diligent carrying out of the Base Build Works):

3.2.1 in accordance with the applicable requirements of all relevant statutes and delegated legislation (including permissions and consents issued pursuant to the same) and statutorily binding codes;

3.2.2 in accordance with all relevant national standards and codes of practice from time to time in force;

3.2.3 in a good and workmanlike manner and exercising all reasonable skill and care; and

3.2.4 using only suitable good quality materials and equipment of their several kinds,

3.2.5 and shall use commercially reasonable endeavours to procure that completion of the Base Build Works occurs on or prior to the Target Date subject to any time extensions permitted under **Condition 4.3** or **Condition 3.3**.

3.3 In the event that the progress of the Base Build Works is demonstrably delayed by any cause beyond the reasonable control of the Service Provider then and to the extent that completion of the Base Build Works will not occur on or prior to the Target Date, the Service Provider shall promptly notify the Customer of the same and the Target Date and the Service Commencement Date shall be extended by such period as may be reasonable having regard to the cause and circumstances of the delay.

3.4 The Service Provider shall notify the Customer promptly following completion of the Base Build Works (and in any event within 2 Working Days) by procuring that a copy of the Completion Notice is delivered to the Customer.

3.5 Where there are no Installation Works, the date of the Completion Notice shall be the Service Commencement Date for purposes of the relevant Order Form.

4 INSTALLATION WORKS

4.1 Where there is a Specification appended to the Order, and subject to payment of the One-Off Charge related to Installation Works in full, the provisions of this **Condition 4** shall apply.

4.2 The Service Provider shall after the date of the applicable Order proceed diligently with the carrying out of the Installation Works (or procure the diligent carrying out of the Installation Works):

4.2.1 in accordance with the applicable requirements of all relevant statutes and delegated legislation (including permissions and consents issued pursuant to the same) and statutorily binding codes;

4.2.2 in accordance with all relevant national standards and codes of practice from time to time in force;

4.2.3 in a good and workmanlike manner and exercising all reasonable skill and care;

4.2.4 using only suitable good quality materials and equipment of their several kinds; and

4.2.5 in accordance with the Specification,

4.2.6 and shall use commercially reasonable endeavours to procure that completion of the Installation Works occurs on or prior to the Service Commencement Date subject to any time extensions permitted under Condition 4.3 or (if applicable) Condition 4.3.

4.3 In the event that the progress of the Installation Works is demonstrably delayed by any cause beyond the reasonable control of the Service Provider and/or any breach of the Master Services Agreement or this Service Schedule by the Customer then and to the extent that completion of the Installation Works will not occur on or prior to the Service Commencement Date, (as adjusted pursuant to **Condition 3.3** (if applicable)), the Service Provider shall promptly notify the Customer of the same and the Service Commencement Date (as adjusted pursuant to **Condition 3.3** (if applicable) shall be extended by such period as may be reasonable having regard to the cause and circumstances of the delay.

4.4 The Service Provider shall give at least 2 Working Days' advance notice to the Customer of the intention of the Service Provider to inspect the Installation Works with a view to the issue of the Handover Notice and the Service Provider shall procure that the Customer shall be permitted to accompany the Service Provider on the inspections and the Service Provider may have regard to any reasonable representations made by the Customer to the Service Provider prior to the issue of the Handover Notice.

4.5 The Service Provider shall act impartially and competently (and as if it owed a duty of care to the Customer) in deciding whether or not to issue the Handover Notice and shall procure that a copy of the Handover Notice is delivered to the Customer within 2 Working Days after such inspections if the Service Provider is satisfied that it should be issued in accordance with the Specification for the undertaking of the Installation Works.

5 CUSTOMER'S OBLIGATIONS

The Customer agrees with the Service Provider:

5.1 to use the Colocation Space with care, ensuring it remains in its original, undamaged condition;

5.2 to maintain the Customer Equipment in good working order and to procure that the Colocation Space is kept clean, tidy and safe at all times;

5.3 to comply with the requirements of the Service Provider's technical and installation standards in respect of the Data Centre as set out in the Rules & Regulations and ensure that (without limitation):

5.3.1 no installation of, or modification, alteration or addition to, the Customer Equipment would result in increases to the floor loading or environmental conditions of the Customer Equipment above the levels specified by the Service Provider's technical and installation standards in respect of the Data Centre;

5.3.2 the power draw by all the Customer Equipment does not exceed the Total Contracted Power; and

5.3.3 the power draw by the Customer Equipment does not exceed the Maximum Power Density other than with the consent of the Service Provider, such consent not to be unreasonably withheld or delayed

5.4 to comply with the requirements of the Rules & Regulations and any statutes, regulations and codes of practice applicable to the Colocation Space or its use;

5.5 not to use the Colocation Space except for the hosting of information technology equipment and uses ancillary thereto;

5.6 not to cause any injury, damage or nuisance to, or interference with, any person or property including (without limitation) the Data Centre and/or any equipment owned by third parties which may from time to time be located in the Data Centre;

5.7 not to use the Colocation Space for mining for bitcoin or other crypto currency or sell their infrastructure and/or provide services to a third party for the same purpose. Customer shall notify the Service Provider if they become aware of such activities.

5.8 not to make:

5.8.1 any structural alteration or addition whatsoever in on or to the Colocation Space;

5.8.2 any alterations or additions to or which affect the provision of power, heating, air-conditioning, ventilation, communications, lighting or fire suppression or security systems or any other facilities or amenities at the Data Centre or serving the Colocation Space; and

5.8.3 any non-structural alteration or addition whatsoever in on or to the Colocation Space nor undertake any works to or under the raised floor of the Data Hall without the prior written consent of the Service

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Provider (such consent not to be unreasonably withheld) and then only by appointing (at the cost of the Customer) a contractor approved by the Service Provider to undertake the same (such approval not to be unreasonably withheld);

5.9 to make good any disrepair for which the Customer is liable or any unauthorised alterations within 14 days after the date of notice from the Service Provider (or sooner if the Service Provider reasonably requires) and if the Customer fails to comply with any such notice the Service Provider may carry out the work, and the cost shall be reimbursed by the Customer on demand as a debt;

5.10 subject to **Condition 5.11**, not to effect any insurance of the Colocation Space (as distinct from the Customer Equipment);

5.11 to maintain the insurances and with the limits required in Condition 6.2 of the Master Services Agreement; (i) property damage insurance for damage to Customer Equipment and Service Provider Procured Equipment; and (ii) general and products liability insurance providing coverage for third party property damage and bodily injury;

5.12 to be responsible for the payment directly to the relevant carriers or suppliers of all fees and charges payable in relation to the ordering and/or installation and/or rental and use of communications circuits from public telecommunications carriers or suppliers and in relation to the provision of maintenance and support services; and

5.13 within 14 days of a request for the same by the Service Provider, to enter into an agreement with any funder or lender of the Service Provider (**Lender**) in the Lender's standard form or such alternative form as the Lender may reasonably require, to (a) oblige the Customer to issue a notice to the Lender of any breach or default by the Service Provider of its obligations in the Master Services Agreement or this Service Schedule or any Orders (**Relevant Contract**); (b) permit the Lender (or its nominee) to cure such breach or default within a reasonable period (such reasonably period being no shorter than the period allowed to the Service Provider for that breach under the terms of the Relevant Contract); and (c) to provide that the Customer may not exercise any rights of termination under the Relevant Contract unless such notice of default has first been served on the Lender and the breach or default has not been remedied within the relevant cure period.

6 CROSS CONNECTS

6.1 The Service Provider grants to the Customer the right (the **Cross Connect Right**) for the duration of the Order Term to require that the Service Provider installs data cables along the Cross Connect Route. The Cross Connect Right may be exercised by the Customer by giving written notice (a **Cross Connect Notice**) to the Service Provider specifying the required data cables and connection points for the data cables (which shall be along the Cross Connect Route) in respect of which the Cross Connect Right is exercised. The Customer may serve any number of Cross Connect Notices.

6.2 Following the receipt by the Service Provider of a Cross Connect Notice for a Cross Connect:

6.2.1 the Service Provider will procure the installation of the Cross Connect between the connection points in each case as specified in the Cross Connect Notice with reasonable care and skill using suitable materials and competent staff;

6.2.2 the Service Provider will use its reasonable endeavours to complete the installation of the Cross Connect within 14 days from commencement of the installation of the same,

6.2.3 provided that the Service Provider shall not be required to install any data cables where to do so would breach the Service Provider's technical and installation standards in respect of the Data Centre as set out in the Rules & Regulations.

6.3 By issuing a Cross Connect Notice to the Service Provider the Customer shall be deemed to have accepted the installation of the Cross Connect, without any further authorisation being required.

6.4 After successful testing of the Cross Connect by the Service Provider (being a test of the patch cables and links on the Service Provider's infrastructure but not the testing of any channel), the Cross Connect shall be deemed to be delivered (the **Delivery Date**).

6.5 Cross Connect One-Off Charges and Cross Connect Recurring Charges are published by the Service Provider from time to time and are otherwise available upon request. The applicable Cross Connect One-Off Charge or Cross Connect Recurring Charge shall be the one so published or provided by the Services Provider at the time of the Order for the applicable Cross Connect Within 30 days after the receipt by the Customer of an invoice from the Service Provider for the same the Customer will pay to the Service Provider the applicable Cross Connect One-Off Charge for the installation of the Cross Connect.

6.6 The Monthly Charges shall be increased by an amount equal to the applicable Cross Connect Recurring Charge with effect from the Delivery Date.

6.7 The Customer may terminate any Cross Connect with a 3 months written notice to the Service Provider.

7 ELECTRICITY CHARGING

7.1 Electricity charging and the payment of Electricity Fees shall be calculated and performed in accordance with the provisions of Annex 3.

8 SERVICE PROVIDER'S RIGHTS AND OBLIGATIONS

8.1 The Service Provider reserves the right at all reasonable times and on reasonable notice (except in case of emergency in which case no notice may be given) to enter the Colocation Space in order to:

8.1.1 inspect and record the condition of the Colocation Space or any other parts of the Data Centre;

8.1.2 remedy any breach of the Customer's obligations under the Master Services Agreement or this Service Schedule;

8.1.3 repair, maintain, clean, alter, replace, install, add to or connect up to any Service Media;

8.1.4 repair, maintain, alter or rebuild any part of the Data Centre; and

8.1.5 comply with any of its obligations under this Service Schedule.

8.2 The Service Provider shall be entitled to suspend the provision of the Services:

8.2.1 In the event that the Customer's operations at the Colocation Space or from the Customer Equipment are unlawful or illegal, and/or in the event of a breach of **Condition 5.7**

8.3 The Service Provider shall pay all business rates due in respect of the Colocation Space.

9 SERVICE INTERRUPTIONS

9.1 Immediately on becoming aware of a Service Interruption or a Critical Outage the Customer shall give notice of the same to the Service Provider in the manner set out in the Rules & Regulations or in such other manner as the Service Provider may reasonably stipulate from time to time.

9.2 On becoming aware of a Service Interruption or a Critical Outage or following notification in accordance with **Condition 9.1** the Service Provider shall (unless **Condition 8.2** applies):

9.2.1 use commercially reasonable endeavours to remedy the Service Interruption or Critical Outage as soon as practicable; and

9.2.2 update the Customer as necessary and with reasonable detail until the provision of the Service which is the subject of the Service Interruption or Critical Outage is resumed; and

9.2.3 in the case of a Critical Outage, promptly correct the failure and resume performance of the Services in accordance with the Service Levels as soon as reasonably possible.

9.3 The Customer shall allow the Service Provider free access to the Colocation Space at all times for so long as the Service Interruption or Critical Outage persists in order to inspect and/or test the Service and carry out any remedial works.

10 PLANNED MAINTENANCE

10.1 The Customer acknowledges that the Service Providers shall from time to time inspect the Colocation Space and carry out maintenance anywhere in the Data Centre (including the Colocation Space), which includes changes necessitated by technical developments, provided that any such changes do not detrimentally impact the Service Levels.

10.2 The Service Provider shall, subject to **Condition 10.3**, give to the Customer at least 14 days' notice in advance of any work that it intends to carry out in relation to the Services where such works will adversely affect the resilience of the Services (but for the avoidance of doubt will not affect the application of the Service Levels), and such notice shall include details of the nature of the work to be carried out, the disruption to the Services and the dates and estimated times for carrying out such work.

10.3 In case of emergency (being where the integrity of any part of the Data Centre or the provision of the Services to the Customer or provision of services to or quiet enjoyment of other users of the Data, is in jeopardy), the Service Provider shall be entitled to carry out any

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necessary reactive maintenance or works, including those where access to the Colocation Space is needed, to deal with or resolve the emergency without having to give notice to the Customer. Subject to the foregoing, the Service Provider will use its reasonable endeavours to provide notice where practical and to do so as far in advance as reasonably possible.

11 USE OF COLOCATION SPACE

The Customer may:

11.1 use part of the Colocation Space with a Group Company of the Customer provided that the use by that Group Company shall cease upon it ceasing to be a Group Company of the Customer;

11.2 grant rights to use parts of the Colocation Space or the Customer Equipment to third parties, provided that such third parties will use the Colocation Space or the Customer Equipment in respect of which rights are granted to it in accordance with the terms of this Service Schedule (except for the payment of the Monthly Charges and other obligations applicable to the part of the Colocation Space in respect of which rights are granted to it);

but, in each case the Customer will remain liable to the Service Provider for the observance and performance of its obligations under the Master Services Agreement and this Service Schedule and the Customer shall take all reasonable and lawful steps and proceedings to remedy any breach of the obligations of its customers.

12 RELOCATION OF THE COLOCATION SPACE

12.1 The Service Provider shall have the right exercisable on not less than 3 months' written notice to the Customer from time to time during the Order Term to require the Customer Equipment to be moved from the Colocation Space and to be installed in some other part of the Data Hall. Where such move is required by the Service Provider under this Section, all costs and expenses incurred in connection with such relocation of the Customer Equipment shall be borne by the Service Provider.

12.2 Without prejudice to the rights of the Service Provider pursuant to **Condition** 12.1, the Service Provider agrees that, in specifying the time-scale for any relocation of the Customer Equipment, the Service Provider shall consult with the Customer and shall seek to specify a time-scale that causes minimum disruption to the operation of the Customer Equipment.

13 TERMINATION

13.1 Termination or expiry of the Master Services Agreement or this Service Schedule shall not automatically terminate all other Orders relating to this Service Schedule, notwithstanding anything to the contrary in any other Service Schedule.

13.2 On or before the expiry of the Order Term or the earlier termination of the Master Services Agreement or this Service Schedule the Customer shall (at the Customer's own cost):

13.2.1 give up the Colocation Space repaired and otherwise in accordance

13.2.2 with the Customer's obligations in this Service Schedule;

13.2.3 remove all alterations made during the Order Term or any preceding period of use of the Colocation Space by the Customer and reinstate the Colocation Space to its original state and to the Service Provider's reasonable satisfaction; and

13.2.4 disconnect and remove the Customer Equipment and any Service Provider Procured Equipment (where the title to such Service Provider Procured Equipment has passed to Customer in accordance with the terms of the Master Services Agreement) and associated cabling from the Colocation Space (but not cabling located outside of the Colocation Space) and make good any damage caused thereby to the Service Provider's reasonable satisfaction.

13.3 If and for so long as the Customer fails to comply with **Condition**

13.4 13.2 the Customer shall pay to the Service Provider (as applicable) on demand a fee equal to the appropriate proportion of the Monthly Charges that would have been payable had the Order Term not expired or been terminated but if by the date 30 days after the expiry of the Order Term or the earlier termination of the Master Services Agreement or this Service Schedule the Customer fails to disconnect or remove the Customer Equipment the Service Provider may (but is not obliged to) disconnect and/or remove the Customer Equipment and charge the Customer for any costs and expenses of disconnection, removal and storage.

13.5 As soon as practicable following the expiry of the Order Term or the earlier termination of the Master Services Agreement or this Service Schedule (or earlier with the consent of the Customer) the Service Provider shall (at the Customer's cost) remove all Customer Equipment and cabling located outside the Colocation Space and which serves (or served) the Colocation Space

14 ADDITIONAL SPACE

14.1 The Service Provider grants to the Customer the right to use the Additional Space for storage or other purposes ancillary to the Customer's use of the Colocation Space. The Customer may store or unpack Customer Equipment in the Additional Space but is not permitted to use it in the Additional Space.

14.2 In relation to the Additional Space, the Customer agrees with the Service Provider to:

14.2.1 to keep and maintain the Additional Space in good repair and condition;

14.2.2 to comply with the Customer Handbook in its use of the Additional Space; and

14.3 to make good any disrepair for which the Customer is liable or any unauthorised alterations within 14 days after the date of notice from the Service Provider (or sooner if the Service Provider reasonably requires) and if the Customer fails to comply with any such notice the Service Provider may carry out the work, and the direct cost shall be reimbursed by the Customer on demand as a debt.

14.4 In relation to the Additional Space, the Customer agrees with the Service Provider not to make any structural alteration or addition whatsoever in on or to the Additional Space.

14.5 The Service Provider reserves the right at all reasonable times and on reasonable written notice (except in case of emergency in which case no notice may be given) to enter the Additional Space in order to:

14.5.1 inspect and record the condition of the Additional Space or any other parts of the Data Centre;

14.5.2 remedy any breach of the Customer's obligations under the Master Services Agreement or this Service Schedule;

14.5.3 repair, maintain, clean, alter, replace, install, add to or connect up to any Service Media;

14.5.4 repair, maintain, alter or rebuild any part of the Data Centre; and

14.5.5 comply with any of its obligations under this Service Schedule.

EdgeMode Inc

Annex 1: Colocation Services

Version dated: 27th December 2024

Unless otherwise specified on the Order Form, the Services are as follows:

1 COLOCATION SPACE

The provision of an area within the Data Hall as described in the Order which is dedicated to the Customer's use for the purposes described in **Conditions** 2.1 and **5.5** and which will be kept in the environmental and physical condition as set out in this Annex.

2 POWER

2.1 The provision and maintenance of uninterrupted generator backed power to at least one of the outgoing circuit terminals of either of the A or B feeds at all times that meets the Power Service Level; and

3 COOLING, HUMIDITY AND VENTILATION

The provision and maintenance of a combination of or all of (as is identified in the Order) a heating, ventilation, air conditioning and/or water cooling system for cooling, humidity control and conditioned air in the Data Hall so that within the Data Hall (and as applicable according to the Order): (i) the average air temperature measured from the temperature sensors located in the Data Hall supply air plenum meets the Air Cooling Service Level; (ii) the water temperature range and water flow rate range measured from the delivery point identified in the Order meets the Water Cooling Service Level and (iii) the average humidity measured from the temperature sensors located in the Data Hall supply air plenum meets the Humidity Service Level, and so long as, in all cases, at no time shall the power draw by the Customer Equipment exceed the Total Contracted Power or Maximum Power Density.

4 BUILDING MANAGEMENT SYSTEMS

The provision and maintenance of a building management system to detect a Service Interruption or Critical Outage.

5 LIGHTING

The provision and maintenance of lighting for the permitted use of the Colocation Space so that space is at least to the minimum health and safety regulation standards.

6 ACCESS CONTROL

The provision and maintenance of an auditable access control security system for the Common Areas and the Colocation Space with the following requirements:

6.1 a screening procedure for employees and contractors;

6.2 procedures for the logging and storage of all activities generated by the system for at least one (1) week on a rolling basis;

6.3 procedures for the issue security/pass badges.

7 EMERGENCY PROCEDURES

The maintenance of adequate emergency procedures in respect of the Data Centre.

8 CCTV MONITORING

The monitoring of closed circuit television monitoring to the entrance doors to the Colocation Space and the storage of footage generated by the system for at least [seven (7)] days on a rolling basis.

9 FIRE DETECTION

Adequate monitoring detection within the Colocation Space including a high sensitivity smoke alarm system, monitoring and alarm equipment, and automatic fire extinguishing system.

10 SECURITY

The provision of:

10.1 high secure perimeter fence;

10.2 physical barriers between various security zones within the Data Centre;

10.3 secure entry systems between various zones within the Data Centre in the form of a card reader for full traceability and control;

10.4 video surveillance of all critical internal and external areas; and

10.5 24x7x365 site security.

EdgeMode Inc
Annex 2: Service Levels and Credits
Version dated: 27th December 2024

1 **EXCLUSIONS**

The Service Providers shall not be liable to pay compensation under this Service Schedule where its failure to meet any of its obligations under this Service Schedule is caused by:

1.1 any act, omission or default of the Customer or its employees, contractors or customers; or

1.2 a defect in the design of any part of the uninterrupted power supply system, heating, ventilation, and air conditioning system or any other system where such design was specified by the Customer; or

1.3 a defect in the design of any part of any other system that is installed by or on behalf of the Customer; or

1.4 a Force Majeure Event.

2 **SERVICE LEVELS**

2.1 This Annex 2 sets out the service levels and service credits applicable to the Colocation Space.

2.2 Service Credits and/or other compensation under this Annex 2 shall only be payable where the Customer has submitted a claim in writing identifying the circumstances in which the credit and/or compensation arose.

3 **SERVICE LEVELS**

3.1 The Power Service Level means that at all times UPS-backed power is provided to at least one of either of the designated A or B PDUs.

3.2 The Air Cooling Service Level means that at all times the average temperature as measured by the temperature sensors in the Data Hall will be maintained within the allowable temperature range identified in the Order.

3.3 The Water Cooling Service Level means that at all times the temperature of the water will be maintained within the allowable temperature range identified in the Order and the flow rate of the water will be maintained with the allowable flow rates identified in the Order, provided that:

3.3.1 if the water recycled and returned from the Customer's water circulation and cooling system exceeds the return water temperature identified in the Order the Service Provider shall not be liable for any breach of the Water Cooling Service Level; and

3.3.2 the Customer agrees and acknowledges that the Service Provider shall not be responsible for the provision of maintenance, nor performance, of any of the customer equipment related to the pipework and system downstream of the Service Provider's delivery point.

3.4 The Humidity Service Level means that at all times the average humidity as measured by the temperature sensors in the Data Hall will be maintained within the allowable range identified in the Order.

4 **SERVICE CREDITS**

4.1 Except where a Critical Outage, Water Cooling Outage or Humidity Outage is due to any of the circumstances referred to in **section** 1 of Annex 2 above, if a Critical Outage, Water Cooling Outage or Humidity Outage occurs during any calendar month the Customer shall receive a credit against the Monthly Charges for the Racks as set out below:

Power Outage Cumulative duration of Power Outages in the relevant calendar month	Service Credit % reduction in Monthly Charge for the Racks
0-10 minutes from the occurrence of the Power Outage	5%
Above 10 minutes-30 minutes from the occurrence of the Power Outage	10%
Above 30 minutes-60 minutes from the occurrence of the Power Outage	20%
Above 60 minutes-120 minutes from the occurrence of the Power Outage	50%
Above 120 minutes	100%

Air Cooling Outage / Water Cooling Outage	Service Credit
0-10 minutes from the occurrence of the Air Cooling Outage / Water Cooling Outage	5%
Above 10 minutes-30 minutes from the occurrence of the Air Cooling Outage / Water Cooling Outage	10%
Above 30 minutes-60 minutes from the occurrence of the Air Cooling Outage / Water Cooling Outage	20%
Above 60 minutes-120 minutes from the occurrence of the Air Cooling Outage / Water Cooling Outage	50%
Above 120 minutes.	100%

Humidity Outage Cumulative duration of Humidity Outages in the relevant calendar month	Service Credit % reduction in Monthly Charge for the Racks
0-30 minutes from the occurrence of the Humidity Outage	2%
Above 30 minutes – 60 minutes from the occurrence of the Humidity Outage	5%
Above 60 minutes-120 minutes from the occurrence of the Humidity Outage	10%
Above 120 minutes	25%

provided that:

4.1.1 where a failure to maintain the Air Cooling Service Level, Water Cooling Service Level or Humidity Service Levels arises as a result of a failure to maintain the Power Service Level such Service Credits shall be allowed only in respect of the failure to maintain the Power Service Level and the same shall be deemed to comprise just one outage;

4.1.2 where a failure to maintain the Humidity Service Levels arises as a result of a failure to maintain the Air Cooling Service Level and/or Water Cooling Service Level such Service Credits shall be allowed only in respect of the failure to maintain the Air Cooling Service Level or Water Cooling Service Level and the same shall be deemed to comprise just one outage (either a Air Cooling Outage or Water Cooling Outage) and not a Humidity Outage; and

4.1.3 where a Critical Outage, Water Cooling Outage or Humidity Outage affects only part of the Colocation Space, such Service Credits shall be apportioned and calculated on by reference to the number of racks installed in the Colocation Space so affected as a proportion of all the racks installed in the Colocation Space.

4.2 Any Service Credits shall be set off against the Monthly Charges for the Colocation Space for the next following date for payment of the Monthly Charges (the **Next Payment Date**). If the Service Credits are greater than the amount of Monthly Charges for the Colocation Space to be paid at the Next Payment Date, then in addition to this set-off the Service Provider shall pay to the Customer on the Next Payment Date, the balance of the Service Credit that is over and above the Monthly Charges for the Colocation Space to be paid on the Next Payment Date.

5 **TOTAL LIABILITY**

5.1 The Service Provider's entire liability to the Customer and the Customer's sole and exclusive remedy against the Service Provider in respect of a Critical Outage, Water Cooling Outage and Humidity Outage for the Colocation Space and in respect of all loss, damages, costs and expenses caused by or relating thereto, regardless of the form of action, whether in contract, tort (including negligence and breach of statutory duty), or otherwise howsoever caused is as set out in this Annex 2.

6 **TERMINATION FOR MULTIPLE CRITICAL OUTAGES**

6.1 Where there are five (5) or more unrelated Critical Outages in any 12 months period (where unrelated means each Critical Outage is not a result of one incident or series of connected incidents) the Customer shall be entitled to terminate the Order to which the Critical Outages relate upon written notice to the Service Provider. In such case the notice is immediate, and no notice period is required. However, notice must be given within 3 months of the qualifying event for such termination. Failure to provide notice during this period shall not restrict the customers right to terminate for subsequent future multiple critical outages.

EdgeMode Inc Annex 3: Electricity Charging Version dated: 27th December 2024 1. DEFINTIONS Accounting Month means (a) the period from and including the Service Commencement Date and ending on the last day of the month following the month in which the Service Commencement Date fell ; and (b) thereafter, a period of time starting on the first day of a month ending on the last day of that month ; Accounting Year means (a) the period from and including the commencement of the Service Period and ending on the last day of the month following the first anniversary of the Service Period commenced ; and (b) thereafter, each subsequent period of 12 months starting on the first day of the applicable month ending on the day before the anniversary of that date ; Ancillary Power Consumption means the aggregate number of kWh of electricity used in the office space and the storage space (if any) as measured and recorded at the supply point(s) of the power distribution system serving the office space and the storage space for the Relevant Period ; Core Power Consumption means the aggregate number of kWh of electricity used by the Customer Equipment as measured and recorded at the Metering Point for the Relevant Period ; Energy Laws means any applicable laws and regulations which make provision for mandatory energy or environmental charges or levies or which imposes any taxes, charges or levies of any nature in respect of use of power or energy consumption (whether directly or indirectly) including new or replacement laws and regulations introduced by the government or any regulatory bodies that are applicable to the consumption of electricity at the Data Centre); Energy Levies means all charges, levies or taxes resulting from Energy Laws that are applicable to the consumption of electricity by the Customer Equipment or, where applicable, used in the office space and the storage space or by the infrastructure used to supply the Services and of which (i) are not comprised in the calculation of the Unit Supply Cost or the Unit Grid Cost and (ii) the Service Provider has notified to the Customer in writing as soon as reasonably possible in advance of any such charges, levies or taxes taking effect; Fixed PUE means the figure determined in accordance with the table included in the Order, where: (a) Power Consumption Percentage = Core Power Consumption in the Relevant Period / Maximum kWh; and (b) Maximum kWh = Total Contracted Power x 24 x days in the Relevant Period; Metering Point means the metering points identified in the Order Form; Power Consumption means the aggregate of the Core Power Consumption and the Ancillary Power Consumption; Relevant Period means an Accounting Month or an Accounting Year (as applicable); Unit Supply Cost means the aggregate of (i) the unit charge for the supply of electricity and (ii) the unit charges for distribution grid losses and transmission grid losses relating to the distribution of electricity to the Data Centre and (iii) the charges, levies or taxes resulting from Energy Laws that are applicable to the Power Consumption, in each case that are calculated on a per kilowatt - hour basis, and of any other charges or levies calculated on a per kilowatt - hour basis (excluding those comprised in the calculation of the Unit Grid Cost or Energy Levies), in each case payable by the Service Provider from time to time to its electricity supplier and/or (either directly or indirectly) to the applicable distribution grid and transmission system operators, and notified by the Service Provider to the Customer ; Unit Grid Cost means the aggregate of (i) the unit charge for the availability of electrical power capacity at the Data Centre and (ii) the distribution and transmission network use of system charges and (iii) the charges, levies or taxes resulting from Energy Laws that are applicable to the Maximum Power Draw, in each case calculated on a per kilowatt basis, and of any other charges or levies calculated on a per kilowatt basis (excluding those comprised in the calculation of the Unit Supply Cost or Energy Levies), in each case payable by the Service Provider from time to time to its electricity supplierand/or (either directly or indirectly) to the applicable distribution grid and transmission system operators, and notified by the Service Provider to the Customer ; ELECTRICITY CHARGE As soon as reasonably practicable after the end of each Accounting Month (using its reasonable endeavours to provide the same no later than 20 Business Days following the end of the relevant Accounting Month), the Service Provider shall calculate and provide to the Customer details of the Power Consumption and the Fixed PUE for the relevant Accounting Month and the Electricity Charge (including details of the components of the formula referred to in clause 2 . 2 below) . The Electricity Charge in respect of each Accounting Month shall be the sum calculated as follows : Electricity Charge = ((MPC x USC x MPUE) + (TCP x UGC x MP)) x MAF where: MPC is the Monthly Power Consumption; USC is the Unit Supply Cost in force at the applicable time; MPUE is the fixed PUE in respect of the relevant Accounting Month; MP is the Minimum PUE MAF is 1 . 05 , being the Service Provider’s monthly administration fee in respect of the Electricity Charge ; TCP is the Total Contracted Power ; and UGC is the Unit Grid Cost in force at the applicable time . The Customer shall not be required to pay for any electricity used in construction and commissioning of the Equipment Space . RECONCILIATION The Unit Supply Cost and Unit Grid Cost shall reflect the actual unit costs for the consumption and availability of electricity from the applicable electricity supplier and distribution grid and transmission system operators, without mark - up by the Service Provider of any kind . The parties acknowledge that the Unit Supply Cost and Unit Grid Cost are subject to adjustment by the applicable electricity supplier and distribution grid and transmission system operators from time to time . The Unit Supply Cost and the Unit Grid Cost shall not be modified unless the actual costs to the Service Provider are increased or decreased . As soon as reasonably practicable after the end of each Accounting Year (or, at the discretion of the Service Provider, such shorter period as it determines and, where this applies, reference to “Accounting Year” shall be deemed to be a reference to that shorter period), the Service Provider shall calculate and provide to the Customer details of (a) the Power Consumption for each Accounting Month during the Accounting Year ; (b) the Fixed PUE for each Accounting Month during the Accounting Year ; (c) the amount of the Electricity Charge for each Accounting Month during the Accounting Year ; and (d) the aggregate amount of the Electricity Charge for the Accounting Year, and the Service Provider shall refund to the Customer any overpayment by way of a credit against the next invoice for the Electricity Charge, and the Customer shall pay to the Service Provider any underpayment by way of a credit against the next invoice for the Electricity Charge, of the aggregate amount of the Electricity Charge that should have been paid for that Accounting Year . The Customer shall have the right to audit (i) the Service Provider’s calculation of the Electricity Charges (and any of the components of the formula referred to in clause 2 . 2 above) for the whole or any part of any Accounting Year, (ii) the Power Consumption for any Accounting Month, and (iii) the Energy Levies . Each party shall bear its own costs for an audit provided there is no more than one audit per calendar year . Should the Customer conduct more than one audit in a calendar year, it shall reimburse the Service Provider for its reasonable costs in relation to each and every audit in that calendar year that is in excess of the first audit . ENERGY LEVIES During the Service Period the Customer shall pay to the Service Provider a fair proportion (as determined by the Service Provider 2. 2.1 2.2 2.3 3. 3.1 3.2 3.3 3.4 4.

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EdgeMode Inc Annex 3: Electricity Charging Version dated: 27th December 2024 (acting reasonably)) all Energy Levies which are now or may at any time hereafter be payable in respect of the Power Consumption or the Total Contracted Power for the Accounting Month . CURRENCY CONVERSION Where the Service Provider is charged for electricity consumption 5.

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EdgeMode Inc Annex 3: Electricity Charging Version dated: 27th December 2024 or any other element of electricity costs at the Data Centre in a currency (the Local Currency) that is different to the currency it charges the Customer in under the Order Form (the Order Form Currency), the Parties agree that, in order for the Service Provider to invoice the Customer for the Electricity Fee, the USC, Energy Levies and any other element of electricity costs charged to the Service Provider in the Local Currency and forming a part of the Electricity Fee (collectively, the Conversion Charges) must be converted from the Local Currency to the Order Form Currency . The Conversion Charges shall be converted from Local Currency to the Order Form Currency on the day the Service Provider raises the relevant invoice for the Electricity Fee using the then oanda . com spot rate .

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